Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos.333-223635 and 333-219455) of PetIQ, Inc. of our report dated February 28, 2018 relating to the consolidated financial statements of Community Veterinary Clinics, LLC d/b/a VIP Petcare, which appears in the Current Report on Form 8‑K/A of PetIQ, Inc. dated April 02, 2018.

/s/ BPM LLP

Santa Rosa, California
April 02, 2018